UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report June 5, 2015
(Date of earliest event reported)

KINGSTONE COMPANIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-1665	36-2476480
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

15 Joys Lane, Kingston, NY	12401
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (845) 802-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
____	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)  On June 5, 2015, Michael Feinsod resigned as a director of Kingstone Companies, Inc. (the “Company”).  Mr. Feinsod was a member of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee and he served as Chairman of the Company’s Insurance and Finance Committee.

Mr. Feinsod’s resignation followed email correspondence and a phone call between Barry Goldstein, President, Chief Executive Officer and Chairman of the Board of the Company, and Mr. Feinsod with regard to the contemplated sale by Infinity Capital Partners, LP (“Infinity”) of 70,000 shares of common stock of the Company.  Mr. Feinsod is the Managing Member of the general partner and investment manager of Infinity.  Mr. Feinsod beneficially owns 463,775 shares of common stock of the Company, including 446,780 shares held by Infinity.  Between December 26, 2014 and January 2, 2015, Infinity had sold an aggregate of 40,715 shares of common stock of the Company.

Pursuant to a June 5, 2015 email from Mr. Feinsod, he sought to obtain pre-clearance of the proposed sale from Mr. Goldstein, as the Company’s Chief Executive Officer, pursuant to the Company’s Officer and Director Trading Restrictions Policy and indicated to Mr. Goldstein that he was considering a “10(b)(5)1” plan.  Mr. Goldstein stated that he would like to work with Mr. Feinsod with regard to the sales but indicated that repeated sales by Mr. Feinsod, a director of the Company, were “bad for the Company”.  Mr. Goldstein stated that “it may be a good time for a change” and asked Mr. Feinsod to call him.  During a telephone conversation between Mr. Feinsod and Mr. Goldstein, Mr. Feinsod asked Mr. Goldstein whether he wanted him to resign as a director.  Mr. Goldstein indicated that he did.  Following the conversation, Mr. Feinsod submitted his resignation as a director of the Company and Kingstone Insurance Company, the Company’s wholly-owned subsidiary.

In an email sent to Mr. Goldstein on June 6, 2015, Mr. Feinsod indicated his disagreement with Mr. Goldstein’s “asking [him] to resign from the board because [he] wanted to sell shares that [he had] held for seven years.”

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

99.1           Email sent on June 6, 2015 from Michael Feinsod to Barry Goldstein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGSTONE COMPANIES, INC.

Dated: June 9, 2015	By:	/s/ Barry B. Goldstein
Barry B. Goldstein
President